Exhibit 5.1

C. Thomas Hopkins

T: +1 310 883 6417

thopkins@cooley.com

January 26, 2016

Sientra, Inc.

420 South Fairview Avenue, Suite 200

Santa Barbara, CA 93117

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Sientra, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 899,670 shares of the Company’s Common Stock, $0.01 par value, including (i)  719,736 shares of Common Stock (the “EIP Shares”) pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 EIP”), and (ii) 179,934 shares of Common Stock (the “ESPP Shares”) pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “ESPP” and together with the 2014 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the EIP Shares and the ESPP Shares, when sold and issued in accordance with the Plans and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

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Sincerely,

Cooley LLP

By:	/s/ C. Thomas Hopkins
C. Thomas Hopkins